Nevada Security Bank
Employment Agreement Addendum Number One
For
Jack Buchold

An employment agreement dated September 15, 2005 by and between Jack Buchold and Nevada Security Bank is hereby amended as follows:

4. EXECUTIVE BENEFITS:

4.7 Long-Term Care Insurance: The Bank shall purchase, for Executive or Executive’s spouse, qualified long-term care insurance (as defined in Internal Revenue Code (Code) section 7702B(b)), from an insurance company selected by the Bank, with an annual premium of up to four thousand dollars ($4,000). Pursuant to Code section 106, the cost of such coverage shall be excluded from Executive’s gross income. Executive may purchase, at his own expense, long-term care insurance for his spouse or additional coverage for himself. In the event that the insurance company determines that the Executive or Executive’s spouse does not qualify for long-term care insurance, in lieu of such coverage, the Bank shall pay the Executive additional cash wages in the amount of $4,000 per year, payable in equal monthly installments. The Executive shall not have the opportunity to elect to receive cash in lieu of the long-term care insurance. The Bank reserves the right to terminate the qualified long-term care insurance, at any time, upon 30 days prior written notice to Executive. In the event that the Bank terminates such insurance, the Executive shall not be entitled to receive the cash value of any unpaid premium(s).”

IN WITNESS WHEREOF the parties have executed this Addendum to the Employment Agreement effective November 14, 2005.

Nevada Security Bank
By:

/s/Hal Giomi	/s/ Jack Buchold

Hal Giomi	Jack Buchold

Chief Executive Officer